As filed with the Securities and Exchange Commission on January 4, 2019

Registration No. 333-203898

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT (No. 333-203898)

UNDER

THE SECURITIES ACT OF 1933

GUARANTY BANCORP

(Exact name of registrant as specified in its charter)

Delaware	41-2150446
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1331 Seventeenth Street, Suite 200
Denver, Colorado 80202
(303) 675-1194

(Address of Principal Executive Offices Including Zip Code)

Guaranty Bancorp 2015 Long-Term Incentive Plan

(Full title of Plan)

Mr. David R. Brooks
Chairman, Chief Executive Officer and President

Independent Bank Group, Inc.

1600 Redbud Boulevard, Suite 400

McKinney, Texas 75069-3257

(Name and address of agent for service)

(972) 562-9004

(Telephone number, including area code, of agent for service)

Copy to:

Jacob A. Kling, Esq.

Wachtell, Lipton, Rosen & Katz

51 W. 52nd Street

New York, New York 10019

(212) 403-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer ☐	Accelerated Filer ☒

Non-accelerated Filer ☐	Smaller Reporting Company☐

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (the “Registration Statement”), File No. 333-203898, of Guaranty Bancorp, a Delaware corporation (the “Company”), pertaining to the registration of an aggregate of 935,000 shares of voting common stock of the Company, par value $0.001 per share (“Shares”), issuable under the Guaranty Bancorp 2015 Long-Term Incentive Plan, as previously filed with the U.S. Securities and Exchange Commission on May 6, 2015.

Pursuant to an Agreement and Plan of Reorganization, dated as of May 22, 2018, by and between the Company and Independent Bank Group, Inc., a Texas corporation (“Independent”), the Company merged with and into Independent (the “Merger”), with Independent continuing as the surviving entity and as the successor in interest to the Company following the Merger.  The Merger became effective on January 1, 2019 (the “Effective Time”).

As a result of the Merger, the offering of the Shares pursuant to the Registration Statement has been terminated.  In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Company which had been registered for issuance that remain unsold at the termination of the offering, the Company hereby files this Post-Effective Amendment No. 1 to remove from registration all of the Shares registered but unsold under the Registration Statement as of the date hereof, if any.

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SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of McKinney, State of Texas on January 4, 2019.  No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.

INDEPENDENT BANK GROUP, INC. (as successor by merger to Guaranty Bancorp)

By:	/s/ David R. Brooks
David R. Brooks Chairman, Chief Executive Officer and President

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